Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Arno Therapeutics, Inc. on Form S-1 of our report dated April 1, 2013, except for Note 16 as to which the date is December 27, 2013, on the financial statements of Arno Therapeutics, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York

December 27, 2013